Exhibit 3.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is entered into as of 5 October, 2026, by and between Euphoria Capital, an exempt Cayman company in the Cayman Islands, as assignor (the “Assignor”) and Tumim Stone Capital, LLC, a Delaware limited liability company, as assignee (the “Assignee”).

RECITALS

(A)	VenHub Global, Inc., a Nevada corporation (the “Company”) and the Assignor entered into that certain Equity Purchase Agreement, dated as of August 26, 2026 (the “Purchase Agreement”), pursuant to which the Company agreed to sell and the Assignor agreed to purchase, from time to time, shares of the Company’s common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth therein. Concurrently therewith, the Company and the Assignor entered into a Registration Rights Agreement, dated as of August 26, 2026 (the “Registration Rights Agreement” and, together with the Purchase Agreement, the “Assigned Agreements”). The Company’s Registration Statement on Form S-1 (File No. 333-298746) registering the resale of the Registrable Securities was declared effective by the SEC on September 14, 2026.

(B)	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

(C)	Section 11.3 of the Purchase Agreement provides that no party may assign its rights or obligations thereunder without the prior written consent of the other party, save that the Assignor may, without the prior consent of the Company, assign its rights to purchase Securities thereunder to (i) any of its Affiliates or (ii) any other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Assignor, in each case provided that such assignee agrees to be bound by the terms of the Purchase Agreement, makes the representations and warranties set forth in Article III and agrees to the covenants set forth in Article V thereof. Section 9 of the Registration Rights Agreement restricts assignment by the Company only and does not restrict assignment by the Investor.

(D)	The Assignee is not an Affiliate of the Assignor and is not an investment fund or account managed or advised by the investment manager who acts on behalf of the Assignor. Accordingly, the assignment contemplated hereby requires the prior written consent of the Company pursuant to Section 11.3 of the Purchase Agreement, which consent the Company grants by its execution of this Agreement.

(E)	The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, the Assignor’s rights and obligations under the Assigned Agreements, other than the Assignor’s rights with respect to 500,000 Commitment Shares retained by the Assignor and the registration rights associated therewith, subject to and in accordance with the terms and conditions of this Agreement and Section 11.3 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment. As of the Effective Date, Assignor hereby transfers, conveys, and assigns to Assignee, its successors and assigns, all of Assignor’s right, title, interest, and obligations in and to the Assigned Agreements, other than Assignor’s right, title and interest in and to 500,000 Commitment Shares retained by Assignor (the “Retained Commitment Shares”) and its registration rights under the Registration Rights Agreement with respect thereto. As of the Effective Date, with respect to the Assigned Agreements, Assignee does hereby accept such assignment and hereby agrees to be bound by all express and implied covenants, rights, benefits, conditions, obligations, and liabilities under the Assigned Agreements. In addition, and as a separate conveyance, the Assignor hereby sells, assigns, transfers and delivers to the Assignee all of the Assignor’s right, title and interest in and to 300,000 of the Commitment Shares issued to the Assignor on August 26, 2026 (the “Transferred Commitment Shares”), free and clear of all Liens. Assignor shall retain the Retained Commitment Shares and all registration rights associated therewith.

2.	Assumption. Assignee, for itself and its successors and legal representatives, hereby accepts the Assigned Agreements and expressly assumes in full all obligations of Assignor under the Assigned Agreements, and agrees to (a) keep, perform and observe the performance of all of the terms, covenants and conditions of Assignor under the Assigned Agreements, (b) be fully bound by all of the terms, covenants, agreements, provisions, conditions, obligations and liabilities of Assignor thereunder, and (c) satisfy all obligations of Assignor first arising under the Assigned Agreements from and after the Effective Date. Notwithstanding anything to the contrary herein, the Assignee does not assume, and the Assignor shall remain solely liable for, all obligations, liabilities and claims of the Assignor under or in respect of the Assigned Agreements arising out of facts, circumstances, acts or omissions occurring prior to the Effective Date, including without limitation under Article X and Section 11.2 of the Purchase Agreement and Section 6 of the Registration Rights Agreement. Except as expressly set forth herein, the Company does not release the Assignor from any obligation, liability or claim under or in respect of the Assigned Agreements.

3.	Representations and Warranties of Assignee. The Assignee hereby makes the representations and warranties set forth in Article III (Sections 3.1 through 3.9) of the Purchase Agreement, which are incorporated herein by reference, mutatis mutandis, as if fully set forth herein, with all references to the “Investor” therein deemed to refer to the Assignee, and all references to “this Agreement” therein deemed to refer to the Purchase Agreement. These representations and warranties are made as of the date hereof and shall be deemed repeated as of the Effective Date. The Assignee further agrees to be bound by the covenants set forth in Article V of the Purchase Agreement and by the obligations of the Investor set forth in Section 4 of the Registration Rights Agreement.

4.	Representations and Warranties of Assignor. The Assignor represents and warrants to the Assignee, as of the date hereof and as of the Effective Date, that: (a) the Assignor is duly organized, validly existing and in good standing under the laws of Cayman Islands, its jurisdiction of organizationand has full power and authority to execute, deliver and perform this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary organizational action; (b) each of the Assigned Agreements is in full force and effect and has not been amended, modified, supplemented, waived or terminated; (c) no Termination Event, no Event of Default, and no event which with notice or lapse of time would constitute either, has occurred and is continuing; (d) no Put Notice has been delivered by the Company and no Put remains outstanding or unsettled; (e) the Assignor holds all right, title and interest in and to the Assigned Agreements free and clear of all Liens, and has not previously assigned, pledged, encumbered, sub-participated or granted any interest in the same to any Person; (f) the Assignor has received the Commitment Shares and the $50,000 payment contemplated by Section 11.7 of the Purchase Agreement, and no further amounts or securities are owed to the Assignor by the Company under the Assigned Agreements; (g) there are no side letters, understandings or other agreements between the Assignor and the Company relating to the subject matter of the Assigned Agreements other than the Assigned Agreements themselves; (h) the Assignor has not received any notice from the Company, the Principal Market, the Transfer Agent or the SEC relating to the Assigned Agreements, the Registration Statement or the Securities; (i) the Assignor is the sole record and beneficial owner of the Transferred Commitment Shares, which were issued to the Assignor on August 26, 2026, are fully earned and non-refundable pursuant to Sections 6.6 and 11.7 of the Purchase Agreement, and are held free and clear of all Liens, and the Assignor has not sold, transferred, pledged, hypothecated or entered into any contract, option or other arrangement to dispose of the same or any interest therein; and (j) the Assignor is not in possession of any material non-public information concerning the Company or its securities.

5.	Indemnification by Assignor. The Assignor shall indemnify, defend and hold harmless the Assignee and its affiliates, partners, members, officers, directors, employees and agents from and against any and all Damages arising out of or relating to (a) any breach of any representation, warranty or covenant of the Assignor contained in this Agreement, and (b) any obligation, liability or claim retained by the Assignor pursuant to Section 2 hereof. As provided in Section 11.3 of the Purchase Agreement, no assignment hereunder relieves the Assignor from its obligations or liability under the Assigned Agreements.

6.	Delivery of Counterpart Signature Page. In accordance with Section 11.3 of the Purchase Agreement, the Assignee hereby delivers this Agreement, together with an executed counterpart signature page to the Purchase Agreement attached hereto as Exhibit A, to the Company and the Assignor.

7.	Transfer of the Commitment Shares. On the Effective Date, the Assignor shall deliver to the Transfer Agent, with copies to the Assignee and the Company, (a) a duly executed stock power in respect of the Transferred Commitment Shares, with medallion signature guarantee, substantially in the form attached hereto as Exhibit B, (b) the Transfer Agent’s transfer request form, duly completed and executed, and (c) a duly completed IRS Form W-8BEN-E. The Company shall, promptly and in any event within three (3) Trading Days following receipt by the Company and the Transfer Agent of the complete transfer documentation described in clauses (a) through (c) above and either the filing of the applicable prospectus supplement under Rule 424(b)(3) or the effectiveness and usability of the applicable post-effective amendment, deliver or cause to be delivered to the Transfer Agent an issuer instruction letter and an opinion of Company counsel, in form and substance acceptable to the Transfer Agent, directing the transfer of the Transferred Commitment Shares into the name of the Assignee or its designee and, upon confirmation of a sale by the Assignee pursuant to the Registration Statement, the issuance of such shares free of any restrictive legend, in each case substantially in the manner contemplated by the opinion of Sichenzia Ross Ference Carmel LLP delivered to the Transfer Agent on September 17, 2026. The Company and the Assignor acknowledge and agree that the Transferred Commitment Shares constitute Registrable Securities to be covered for resale under the Registration Statement as provided in Section 8.

8.	Consent, Acknowledgements and Covenants of the Company. By its execution of this Agreement, the Company: (a) consents to the assignment and assumption contemplated hereby for all purposes of Section 11.3 of the Purchase Agreement and Section 9 of the Registration Rights Agreement, and confirms that such consent has been duly authorized and is not precluded by Section 11.14 of the Purchase Agreement or Section 10 of the Registration Rights Agreement; (b) acknowledges and agrees that, from and after the Effective Date, the Assignee shall constitute the “Investor” for all purposes of the Assigned Agreements, except that the Assignor shall remain a selling stockholder under the Registration Rights Agreement solely with respect to the Retained Commitment Shares and its registration rights associated therewith; (c) represents and warrants that each of the Assigned Agreements is in full force and effect, that no Termination Event or Event of Default has occurred and is continuing, that no Put Notice is outstanding, and that the full Exchange Cap of 18,278,571 shares of Common Stock remains available; (d) agrees, promptly and in any event within ten (10) Trading Days following the Effective Date, to prepare and file with the SEC a post-effective amendment to the Registration Statement naming the Assignee as a selling stockholder with respect to the 300,000 Transferred Commitment Shares and up to 18,278,571 Put Shares and retaining the Assignor as a selling stockholder with respect to the 500,000 Retained Commitment Shares, and to use its reasonable best efforts to cause such post-effective amendment to become effective and usable at the earliest practicable date, in each case as contemplated by Sections 2(a), 3(a) and 3(j) of the Registration Rights Agreement; provided that the foregoing ten (10) Trading Day deadline applies solely to filing and not to SEC effectiveness; provided further that, pending effectiveness of the post-effective amendment, the Company may, at its option, file a prospectus supplement under Rule 424(b)(3) naming the Assignee as a selling stockholder solely with respect to the Transferred Commitment Shares; provided further that the Company shall not deliver any Put Notice to, or issue any Put Shares to, the Assignee unless and until the post-effective amendment is effective and the Registration Statement is usable for resales by the Assignee of the Put Shares; (e) agrees, subject to and upon satisfaction of the conditions set forth in Section 7, to deliver or cause to be delivered to the Transfer Agent an issuer instruction letter and an opinion of Company counsel, each naming the Assignee and otherwise substantially in the form of the opinion delivered to the Transfer Agent on September 17, 2026; and (f) agrees that the notice details for the Investor under Section 10.1 of the Purchase Agreement and Section 11(b) of the Registration Rights Agreement are amended to those set out on the Assignee’s signature page hereto.

9.	Acknowledgements and Covenants Regarding the Purchase Agreement. The Company, the Assignor and the Assignee acknowledge and agree as set out in this Section. Subsection (a) identifies typographical and cross-reference clarifications only and does not amend or waive the Purchase Agreement or the Registration Rights Agreement. Subsection (b) expressly amends the Purchase Agreement pursuant to Section 11.14 thereof and shall control over any inconsistent provision of the Purchase Agreement. (a) Interpretation. The parties confirm their common understanding that, in the Purchase Agreement: (i) each reference to “Section 7.2” (including in Section 2.2(a), Sections 7.1(f), 7.1(g) and 7.1(o), Exhibit A and Exhibit B) is a reference to Section 7.1; (ii) the reference in Section 7.1(o) to “Section 7.2(p)” is a reference to Section 7.1(o); (iii) the definition of “Event of Default” refers to Section 8.2; (iv) the Section numbered “8..3” is Section 8.3; (v) the reference in Section 11.3 to the representations and warranties “set forth in Section 5” is a reference to Article III; (vi) the figure “25,000,000” in Section 2.1(i)(a) means Twenty-Five Million Dollars ($25,000,000); and (vii) “Affiliate” has the meaning given to that term in Rule 405 under the Securities Act. (b) Delivery of Put Shares. The Company shall deliver, or cause the Transfer Agent to deliver, the Put Shares specified in each Put Notice as DWAC Shares to the Investor’s account no later than one (1) Trading Day following the applicable Put Date and, in any event, prior to the commencement of the related Valuation Period. The Investor shall have no obligation to fund the Investment Amount in respect of any Put for which the Put Shares have not been so delivered, and any failure to so deliver shall entitle the Investor to the remedies set out in Section 2.2(a) of the Purchase Agreement.

10.	Effective Date. This Agreement, and the assignment and assumption contemplated hereby, shall become effective on the date on which the last of the following shall have occurred (the “Effective Date”): (a) the execution and delivery of this Agreement by each of the Assignor, the Assignee and the Company; and (b) the delivery by the Assignee of the executed counterpart signature page attached hereto as Exhibit A. The Effective Date is solely the contractual effective date of the assignment and assumption and does not authorize the delivery of any Put Notice to, or the issuance of any Put Shares to, the Assignee unless and until the post-effective amendment is effective and the Registration Statement is usable for resales by the Assignee of the Put Shares in accordance with Section 8(d).

11.	Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law that would result in the application of the substantive laws of another jurisdiction. Any dispute, controversy or claim between the Assignor and the Assignee arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, before a single arbitrator, with the seat of arbitration in New York, New York, and judgment upon the award rendered may be entered in any court of competent jurisdiction. The arbitration provisions set forth in Exhibit C to the Purchase Agreement shall continue to govern disputes between the Company and the Investor under the Purchase Agreement and shall not apply to any dispute between the Assignor and the Assignee under this Agreement.

12.	Further Assurances. From time to time, as and when requested by any Party, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

13.	Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

[SIGNATURE PAGES FOLLOW]

ASSIGNOR:

EUPHORIA CAPITAL

By:	/s/ Kervin Pillay
Name:	Kervin Pillay
Title:	Director
Date:	October 5, 2026

ASSIGNEE:

Tumim Stone Capital, LLC By: 3i Management LLC, as Manager

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager
Date:	10.11.2026

Notice Address: [address]

Email: [email]

Attention: [name]

CONSENTED TO, ACKNOWLEDGED AND AGREED:

VENHUB GLOBAL, INC.

By:	/s/ Matt Hidalgo
Name:	Matt Hidalgo
Title:	CFO
Date:	10/6/26

EXHIBIT A

COUNTERPART SIGNATURE PAGE TO THE PURCHASE AGREEMENT

The undersigned hereby executes this counterpart signature page to the Equity Purchase Agreement, dated as of August 26, 2026 (the “Purchase Agreement”), by and between VenHub Global, Inc. and Euphoria Capital and agrees to be bound by all of the terms and conditions thereof as an Investor, in accordance with Section 11.3 of the Purchase Agreement.

Tumim Stone Capital, LLC By: 3i Management LLC, as Manager

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager
Date:	10.11.2026

EXHIBIT B

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned, Euphoria Capital, hereby sells, assigns and transfers unto Tumim Stone Capital, LLC three hundred thousand (300,000) shares of common stock, par value $0.001 per share, of VenHub Global, Inc., a Nevada corporation (the “Company”), standing in the name of the undersigned on the books of the Company, and does hereby irrevocably constitute and appoint VStock Transfer LLC as attorney to transfer the said shares on the books of the Company with full power of substitution in the premises.

Dated: October 5, 2026

EUPHORIA CAPITAL

By:	/s/ Kervin Pillay
Name:	Kervin Pillay
Title:	Director
Signature guaranteed (Medallion Signature Guarantee):